MORRIS, NICHOLS, ARSHT & TUNNELL LLP

1201 NORTH MARKET STREET

P.O. Box 1347

WILMINGTON, DELAWARE 19899-1347

302 658 9200

302 658 3989 FAX

September 27, 2011

DoubleLine Funds Trust

333 South Grand Avenue, Suite 1800

Los Angeles, CA 90071

Re:	DoubleLine Low Duration Bond Fund

Ladies and Gentlemen:

We have acted as special Delaware counsel to DoubleLine Funds Trust, a Delaware statutory trust (the “Trust”), in connection with certain matters of Delaware law relating to the issuance of Class I and Class N Shares of beneficial interest in the DoubleLine Low Duration Bond Fund, a series of the Trust (the “Fund”). Capitalized terms used herein and not otherwise herein defined are used as defined in the Second Amended and Restated Declaration of Trust of the Trust dated as of April 1, 2010 (the “Governing Instrument”).

In rendering this opinion, we have examined and relied on copies of the following documents, each in the form provided to us: Post-effective Amendment No. 11 to Registration Statement No. 333-164298 under the Securities Act of 1933 relating to the Shares on Form N-l A as filed with the Securities and Exchange Commission on September 27, 2011 (the “Registration Statement”); the Certificate of Trust of the Trust as filed in the Office of the Secretary of State of the State of Delaware (the “State Office”) on January 11, 2010 (the “Certificate”); the Governing Instrument; the Declaration of Trust of the Trust dated as of January 11, 2010 (the “Original Declaration”); the Amended and Restated Declaration of Trust of the Trust dated as of March 29, 2010 (the “First Amended Declaration”); the bylaws of the Trust dated January 11, 2010 (the “Bylaws”); a Unanimous Written Consent of Trustees dated January 11, 2010 (the “Initial Resolutions”); certain resolutions of the Trustees of the Trust relating to the establishment and designation of the Fund and the issuance of the Shares of the Fund dated August 25, 2011 (the “Designation Resolutions”, and collectively with the Registration Statement, the Governing Instrument, the Bylaws and the Initial Resolutions, the “Governing Documents”); and a certificate of good standing of the Trust obtained as of a recent dated from State Office. In such examinations, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies or drafts of documents to be executed, and the legal capacity of natural

DoubleLine Funds

September 27, 2011

persons to complete the execution of documents. We have further assumed for purposes of this opinion: (i) the due formation or organization, valid existence and good standing of each entity (other than the Trust) that is a party to any of the documents reviewed by us under the laws of the jurisdiction of its respective formation or organization; (ii) the due adoption, authorization, execution and delivery by, or on behalf of, each of the parties thereto of the above-referenced documents (including, without limitation, the due adoption by the Trustees of the Initial Resolutions and the Designation Resolutions) and of all instruments and other documents contemplated by the Governing Documents (or the Original Declaration or the First Amended Declaration, as applicable) to be executed by investors desiring to become Shareholders; (iii) the payment of consideration for Shares, and the application of such consideration, as provided in the Governing Documents (or the Original Declaration or the First Amended Declaration, as applicable), and compliance with the other terms, conditions and requirements of the Governing Documents (or the Original Declaration or the First Amended Declaration, as applicable), in connection with the issuance of Shares; (iv) that appropriate notation of the names and addresses of, the number of Shares held by, and the consideration paid by, Shareholders will be maintained in the appropriate registers and other books and records of the Trust in connection with the issuance, redemption or transfer of Shares; (v) that, subsequent to the filing of the Certificate, no event has occurred, or prior to the issuance of Shares will occur, that would cause a termination, dissolution or reorganization of the Trust under Article XI of the Governing Instrument (or Article XI of the Original Declaration or Article XI of the First Amended Declaration, as applicable); (vi) that the Trust became, or will become, within 180 days following the first issuance of beneficial interests therein, a registered investment company under the Investment Company Act of 1940, as amended; (vii) that the activities of the Trust have been and will be conducted in accordance with the terms of the Governing Documents (or the Original Declaration or the First Amended Declaration, as applicable) and the Delaware Statutory Trust Act, 12 Del. C. §§ 3801 et seq.; and (viii) that each of the documents examined by us is in full force and effect, expresses the entire understanding of the parties thereto with respect to the subject matter thereof and has not been amended, supplemented or otherwise modified, except as herein referenced. We have not reviewed any documents other than those identified above in connection with this opinion, and we have assumed that there are no other documents that are contrary to or inconsistent with the opinions expressed herein. No opinion is expressed herein with respect to the requirements of, or compliance with, federal or state securities or blue sky laws. Further, we express no opinion on the sufficiency or accuracy of the Registration Statement, or any other registration or offering documentation relating to the Trust, the Fund or the Shares. As to facts material to our opinion, other than those assumed, we have relied without independent investigation on the above-referenced documents and on the accuracy, as of the date hereof, of the matters therein contained.

Based on and subject to the foregoing, and limited in all respects to matters of Delaware law, it is our opinion that:

1. The Trust is a duly formed and validly existing statutory trust in good standing under the laws of the State of Delaware.

DoubleLine Funds Trust

September 27, 2011

2. The Shares of the Fund, when issued to Shareholders in accordance with the terms, conditions, requirements and procedures set forth in the Governing Documents, will be validly issued, fully paid and non-assessable Shares of beneficial interest in the Trust.

We hereby consent to the filing of a copy of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder. This opinion speaks only as of the date hereof and is based on our understandings and assumptions as to present facts and our review of the above-referenced documents and on the application of Delaware law as the same exist on the date hereof, and we undertake no obligation to update or supplement this opinion after the date hereof for the benefit of any person or entity (including any Shareholder) with respect to any facts or circumstances that may hereafter come to our attention or any changes in facts or law that may hereafter occur or take effect. This opinion is intended solely for the benefit of the Trust and the Shareholders in connection with the matters contemplated hereby and may not be relied on by any other person or entity or for any other purpose without our prior written consent.

Very truly yours,

MORRIS, NICHOLS, ARSHT & TUNNELL LLP

David A. Harris